     For Immediate Release
     May 3, 2018

Aleris Reports First Quarter 2018 Results
CLEVELAND, Ohio – May 3, 2018 – Aleris Corporation today reported results for the three months ended March 31, 2018.

First Quarter Summary

▪	Net income of $5 million compared to net loss of $35 million in the first quarter of 2017

▪	Adjusted EBITDA of $54 million; up from $52 million in the first quarter of 2017

▪	North America benefited from strong demand, improved operating performance and a favorable metal environment

▪	Higher global automotive volumes from strong Europe demand and commercial shipments from new North America automotive assets

▪	Europe unfavorably impacted by continued aerospace destocking headwinds, price pressure and a weaker U.S. dollar

▪	Asia Pacific aerospace volume growth drove improvements

▪
Liquidity of approximately $243 million as of March 31, 2018; liquidity does not include the final $20 million installment of customer capacity reservation fees received early in the second quarter of 2018

Outlook

▪
Second quarter segment income and Adjusted EBITDA expected to be meaningfully higher than the second quarter of 2017 from anticipated increases in global automotive and North America building and construction and distribution volumes, as well as favorable metal spreads

▪	Continue to expect that full year 2018 segment income and Adjusted EBITDA will be substantially higher than prior year

▪	Commercial shipments from new North America automotive assets are expected to show significant ramp up in second half of 2018 based on committed volumes

▪
Global aerospace volumes expected to benefit from higher aircraft production rates and new global, multi-year customer contracts after inventory destocking subsides, anticipated in the second half of the year

▪	European automotive volume expected to benefit from new model launches

▪	Favorable year-over-year scrap spreads expected in North America, particularly through the second quarter of 2018

▪	A weaker U.S. dollar will negatively impact results in 2018

“The execution of our strategy is beginning to deliver benefits, as the multiple investments we’ve made to service higher value industries from strategic locations are now working in concert to drive sustainable growth,” Sean Stack, Aleris Chairman and CEO said. “With solid demand expected to continue in automotive, aerospace and building and construction, and our continued focus on operational excellence, we expect to deliver strong results in the second quarter and beyond.”

	For the three months ended
	March 31, 2018	March 31, 2017
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	209	198
Revenue	$802	$674
Commercial margin (1)	$325	$294
Segment income	$72	$64
Net income (loss)	$5	$(35)
Adjusted EBITDA (1)	$54	$52
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
First Quarter 2018 Results
Net income was $5 million in the first quarter of 2018 compared to a net loss of $35 million in the first quarter of 2017. Adjusted EBITDA was $54 million in the first quarter of 2018, up from $52 million in the first quarter of 2017. First quarter net income and Adjusted EBITDA were impacted by the following:

▪
favorable metal spreads, resulting from increased aluminum prices, improved scrap availability in North America and strategic metal purchasing, were partially offset by lower rolling margins associated with lower contractual prices and weaker European aerospace spot market prices. Metal spread and rolling margin changes increased Adjusted EBITDA approximately $7 million;

▪
a 6 percent increase in volumes partially offset by a weaker mix of products sold increased Adjusted EBITDA approximately $3 million. The volume increase resulted from higher global automotive and North America building and construction and distribution shipments. New multi-year supply agreements and customer model launches led to the increase in automotive shipments. North America distribution volume increased as sales in the first quarter of 2017 were impacted by a strategic build of inventory in advance of the extended planned outage at our Lewisport facility. The unfavorable mix resulted primarily from a decrease in Europe aerospace shipments due to continued destocking and weaker mix of aerospace products;

▪	better European operating performance led to lower finished good inventory levels and unfavorable cost absorption, which decreased Adjusted EBITDA by approximately $5 million;

▪	a weaker U.S. dollar decreased Adjusted EBITDA approximately $3 million; and

▪	productivity improvements offset labor cost inflation as well as significantly higher freight costs.
In addition, net income was also favorably impacted by the following:

▪
a $42 million favorable change in unrealized derivative gains/losses ($34 million of unrealized gains in the first quarter of 2018 compared to $8 million of unrealized losses in the first quarter of 2017);

▪
a $7 million favorable variation in metal price lag ($9 million favorable in the first quarter of 2018 compared to $2 million favorable in the first quarter of 2017). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses; and

▪	a $5 million decrease in the tax provision.

These favorable changes to net income were partially offset by:

▪
a $9 million increase in depreciation expense, as assets related to the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) were placed into service; and

▪	a $7 million increase in interest expense resulting primarily from the additional 9½% Senior Secured Notes issued in 2017 and decreased capitalized interest.
In the first quarter of 2018, capital expenditures were $30 million as compared to $63 million in the first quarter of 2017. Expenditures related to the North America ABS Project have declined as that project nears completion. Commercial ABS shipments commenced in the fourth quarter of 2017.
As of March 31, 2018, Aleris had liquidity of approximately $243 million, which consisted of approximately $158 million of availability under our ABL Facility, $79 million of cash on hand and $6 million of cash restricted for the payment of the China Loan Facility. Liquidity does not include $20 million of benefits from the final installment of customer capacity reservation fees received early in the second quarter of 2018.
North America
North America segment income increased to $41 million in the first quarter of 2018 from $24 million in the first quarter of 2017. Segment Adjusted EBITDA increased to $34 million in the first quarter of 2018 from $23 million in the first quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins and favorable scrap spreads increased segment Adjusted EBITDA approximately $11 million;

▪
a 4 percent increase in volumes increased segment Adjusted EBITDA approximately $3 million. Building and construction volumes increased 7 percent as a result of favorable demand and improved operating performance. Distribution volumes increased 8 percent as prior year sales were affected by a strategic build of inventory in advance of the extended planned outage at our Lewisport facility; and

▪	wage inflation and substantially higher freight costs, partially offset by productivity gains, decreased segment Adjusted EBITDA approximately $3 million.
In addition to the factors above, segment income was impacted by a $6 million favorable variance in metal price lag.
Europe
Europe segment income was $28 million in the first quarter of 2018 compared to $38 million in the first quarter of 2017. Segment Adjusted EBITDA was $27 million in the first quarter of 2018 compared to $37 million in the first quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
lower rolling margins reduced segment Adjusted EBITDA approximately $4 million. Rolling margins were affected by pricing pressure in the aerospace spot market as well as the contractual prices in our multi-year automotive and aerospace supply agreements;

▪
better operating performance drove successful working capital initiatives, which continued to reduce finished good inventory levels, but this activity resulted in unfavorable cost absorption of $5 million;

▪	a 28 percent increase in automotive volumes was offset by a weaker mix of aerospace products as well as a 9 percent decrease in overall aerospace volumes, decreasing segment Adjusted EBITDA approximately $2 million. Aerospace volumes were affected by continued supply chain destocking and a weaker product and customer mix;

▪	productivity gains from improved operational stability and cost optimization more than offset inflation, increasing segment Adjusted EBITDA approximately $2 million; and

▪	the net impact of currency changes reduced segment Adjusted EBITDA approximately $1 million.
In addition to the factors above, segment income was impacted by a $1 million favorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income and segment Adjusted EBITDA were $2 million in the first quarter of 2018 compared to $1 million in the first quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	an increase in volumes, including a 21 percent increase in aerospace shipments, increased segment Adjusted EBITDA approximately $2 million; and

▪	improved productivity increased segment Adjusted EBITDA approximately $1 million.
These increases were partially offset by the net impact of currency changes that reduced segment Adjusted EBITDA approximately $2 million.
Outlook
As discussed above, we estimate that segment income and Adjusted EBITDA for the second quarter of 2018 will be meaningfully higher than the second quarter of 2017 and higher than the first quarter of 2018. In addition, we continue to estimate that 2018 full year segment income and Adjusted EBITDA will be substantially higher than the prior year.
Other Recent Developments
On April 6, 2018, the U.S. Treasury Department announced that it was implementing sanctions on various Russian individuals and companies they own and control, including United Company Rusal Plc with whom we do business through its subsidiaries. On April 23, 2018, the U.S. Treasury Department issued General License 14, which extends the wind-down period and permits operations to continue with Rusal until October 23, 2018. While we expect to be able to meet our aluminum consumption requirements, we continue to evaluate the risk of temporary supply disruptions as a result of the sanctions and are evaluating alternatives, where appropriate.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on May 3, 2018 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; and (20) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the

Senior Notes and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indentures governing the Senior Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization and income and loss from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt, impairment of amounts held in escrow related to the sale of the recycling business and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indentures governing the Senior Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.

About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
Revenues	$802.3	$674.2
Cost of sales	739.8	588.6
Gross profit	62.5	85.6
Selling, general and administrative expenses	50.6	52.9
Restructuring charges	0.9	0.4
(Gains) losses on derivative financial instruments	(33.9)	28.2
Other operating expense, net	0.7	1.0
Operating income	44.2	3.1
Interest expense, net	33.8	27.1
Other expense, net	0.4	0.5
Income (loss) before income taxes	10.0	(24.5)
Provision for income taxes	5.4	10.7
Net income (loss)	$4.6	$(35.2)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
Segment income:
North America	$41.5	$24.2
Europe	28.3	38.0
Asia Pacific	2.3	1.4
Total segment income	72.1	63.6

Depreciation and amortization	(34.7)	(25.7)
Other corporate general and administrative expenses	(11.2)	(12.4)
Restructuring charges	(0.9)	(0.4)
Interest expense, net	(33.8)	(27.1)
Unallocated gains (losses) on derivative financial instruments	33.7	(7.7)
Unallocated currency exchange gains (losses)	1.2	(0.1)
Start-up costs	(16.0)	(14.5)
Other expense, net	(0.4)	(0.2)
Income (loss) before income taxes	$10.0	$(24.5)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2018	March 31, 2017
Metric tons of finished product shipped:
North America	119.5	114.5
Europe	85.4	79.7
Asia Pacific	6.4	5.5
Intra-entity shipments	(2.0)	(1.4)
Total metric tons of finished product shipped	209.3	198.3

Revenues:
North America	$414.6	$351.6
Europe	365.1	309.0
Asia Pacific	31.6	24.2
Intra-entity revenues	(9.0)	(10.6)
Consolidated revenues	$802.3	$674.2

Commercial margin(1):
North America	$162.3	$143.3
Europe	150.3	140.2
Asia Pacific	12.9	10.5
Total commercial margin(2)	$325.4	$294.0

Commercial margin per metric ton shipped:
North America	$1,357.6	$1,251.1
Europe	1,760.3	1,759.7
Asia Pacific	1,997.2	1,907.2

Segment Adjusted EBITDA(1):
North America(3)	$34.1	$23.3
Europe	26.9	37.3
Asia Pacific	2.1	0.9
Corporate	(9.5)	(9.7)
Total Adjusted EBITDA	$53.6	$51.8

Segment Adjusted EBITDA per metric ton shipped:
North America	$285.1	$203.2
Europe	315.1	467.8
Asia Pacific	333.6	170.4
Aleris Corporation	256.3	261.4

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended March 31, 2018 and 2017, start-up costs were $14.5 million and $13.0 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	March 31, 2018	December 31, 2017
Current Assets
Cash and cash equivalents	$79.1	$102.4
Accounts receivable, net	364.2	245.7
Inventories	675.7	631.2
Prepaid expenses and other current assets	80.6	36.1
Total Current Assets	1,199.6	1,015.4
Property, plant and equipment, net	1,470.5	1,470.9
Intangible assets, net	34.1	34.7
Deferred income taxes	69.5	70.7
Other long-term assets	55.1	52.7
Total Assets	$2,828.8	$2,644.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$341.6	$299.2
Accrued liabilities	199.9	197.4
Current portion of long-term debt	10.3	9.1
Total Current Liabilities	551.8	505.7
Long-term debt	1,819.1	1,771.4
Deferred revenue	74.0	17.0
Deferred income taxes	6.1	4.0
Accrued pension benefits	173.5	170.2
Accrued postretirement benefits	33.8	34.3
Other long-term liabilities	49.6	49.1
Total Long-Term Liabilities	2,156.1	2,046.0
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,219,528 and 32,001,318 shares issued at March 31, 2018 and December 31, 2017, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	436.6	436.3
Retained deficit	(196.0)	(203.4)
Accumulated other comprehensive loss	(120.0)	(140.5)
Total Equity	120.9	92.7
Total Liabilities and Equity	$2,828.8	$2,644.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
Operating activities
Net income (loss)	$4.6	$(35.2)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	34.7	25.7
Provision for deferred income taxes	1.6	6.1
Stock-based compensation expense	0.3	0.6
Unrealized (gains) losses on derivative financial instruments	(33.7)	7.8
Amortization of debt issuance costs	0.7	0.8
Other	(0.4)	1.0
Changes in operating assets and liabilities:
Change in accounts receivable	(84.4)	(50.4)
Change in inventories	(60.9)	(66.9)
Change in other assets	(18.4)	(0.6)
Change in accounts payable	44.9	43.8
Change in accrued and other liabilities	76.1	28.7
Net cash used by operating activities	(34.9)	(38.6)
Investing activities
Payments for property, plant and equipment	(30.1)	(62.6)
Other	(0.2)	(0.4)
Net cash used by investing activities	(30.3)	(63.0)
Financing activities
Proceeds from revolving credit facilities	133.9	159.5
Payments on revolving credit facilities	(90.0)	(294.5)
Proceeds from senior secured notes, inclusive of premiums and discounts	—	263.8
Net payments on other long-term debt	(3.8)	(2.3)
Debt issuance costs	—	(1.8)
Other	—	(1.2)
Net cash provided by financing activities	40.1	123.5
Effect of exchange rate differences on cash, cash equivalents and restricted cash	1.9	0.6
Net (decrease) increase in cash, cash equivalents and restricted cash	(23.2)	22.5
Cash, cash equivalents and restricted cash at beginning of period	108.0	55.6
Cash, cash equivalents and restricted cash at end of period	$84.8	$78.1

Cash and cash equivalents	$79.1	$74.6
Restricted cash (included in “Prepaid expenses and other current assets”)	5.7	3.5
Cash, cash equivalents and restricted cash	$84.8	$78.1

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Income (Loss) and Cash Flows Used by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
Adjusted EBITDA	$53.6	$51.8
Unrealized gains (losses) on derivative financial instruments	33.7	(7.8)
Restructuring charges	(0.9)	(0.4)
Unallocated currency exchange gains on debt	1.1	—
Stock-based compensation expense	(0.3)	(0.6)
Start-up costs	(16.0)	(14.5)
Favorable metal price lag	9.0	2.1
Other	(1.7)	(2.3)
EBITDA	78.5	28.3
Interest expense, net	(33.8)	(27.1)
Provision for income taxes	(5.4)	(10.7)
Depreciation and amortization	(34.7)	(25.7)
Net income (loss)	4.6	(35.2)
Depreciation and amortization	34.7	25.7
Provision for deferred income taxes	1.6	6.1
Stock-based compensation expense	0.3	0.6
Unrealized (gains) losses on derivative financial instruments	(33.7)	7.8
Amortization of debt issuance costs	0.7	0.8
Other	(0.4)	1.0
Change in operating assets and liabilities:
Change in accounts receivable	(84.4)	(50.4)
Change in inventories	(60.9)	(66.9)
Change in other assets	(18.4)	(0.6)
Change in accounts payable	44.9	43.8
Change in accrued and other liabilities	76.1	28.7
Net cash used by operating activities	$(34.9)	$(38.6)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
North America
Segment income	$41.5	$24.2
Favorable metal price lag	(7.4)	(0.9)
Segment Adjusted EBITDA (1)	$34.1	$23.3

Europe
Segment income	$28.3	$38.0
Favorable metal price lag	(1.4)	(0.7)
Segment Adjusted EBITDA (1)	$26.9	$37.3

Asia Pacific
Segment income	$2.3	$1.4
Favorable metal price lag	(0.2)	(0.5)
Segment Adjusted EBITDA (1)	$2.1	$0.9

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2018	March 31, 2017
North America
Revenues	$414.6	$351.6
Hedged cost of metal	(244.9)	(207.4)
Favorable metal price lag	(7.4)	(0.9)
Commercial margin	$162.3	$143.3

Europe
Revenues	$365.1	$309.0
Hedged cost of metal	(213.4)	(168.1)
Favorable metal price lag	(1.4)	(0.7)
Commercial margin	$150.3	$140.2

Asia Pacific
Revenues	$31.6	$24.2
Hedged cost of metal	(18.5)	(13.2)
Favorable metal price lag	(0.2)	(0.5)
Commercial margin	$12.9	$10.5

Aleris Corporation
Revenues	$802.3	$674.2
Hedged cost of metal	(467.9)	(378.1)
Favorable metal price lag	(9.0)	(2.1)
Commercial margin	$325.4	$294.0